As filed with the Securities and Exchange Commission on June 6, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

APPLIED IMAGING CORP.

(Exact name of Registrant as specified in its charter)

Delaware	77-0120490
(State of incorporation)	(I.R.S. Employer Identification Number)

120 Baytech Drive

San Jose, CA 95134

(408) 719-6400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

1998 Incentive Stock Option Plan

2006 Employee Stock Purchase Plan

(Full title of the plans)

Robin Stracey

President and Chief Executive Officer

Applied Imaging Corp.

120 Baytech Drive

San Jose, CA 95134-2302

(408) 719-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David J. Saul, Esq.

Evan Y. Ng, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
1998 Incentive Stock Option Plan Common Stock, $0.001 par value per share (1)	300,000(2)(6)	$1.87 (3)	$561,000	$60.03
2006 Employee Stock Purchase Plan Common Stock, $0.001 par value per share (1)	175,000(4)(6)	$1.59(5)	$278,250	$29.77
TOTAL:	475,000		$839,250	$89.80

(1)	Includes Preferred Share Purchase Rights, which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	This subtotal represents an increase in the number of shares authorized under the 1998 Incentive Stock Option Plan.
(3)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Computation based upon the average of the high and low prices of the Common Stock on the Over-the-Counter Bulletin Board on June 2, 2006.
(4)	This subtotal represents the number of shares authorized to be issued under the 2006 Employee Stock Purchase Plan.
(5)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Computation based upon 85% (see explanation in following sentence) of the average of the high and low prices of the Common Stock on the Over-the-Counter Bulletin Board on June 2, 2006. Pursuant to the 2006 Employee Stock Purchase Plan, which is incorporated by reference herein, the purchase price of a share of Common Stock shall be an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Offering Date or the Exercise Date (as defined in such Plan), whichever is lower.
(6)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares of Common Stock registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of Common Stock.

APPLIED IMAGING CORP.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference.

We incorporate by reference in this Registration Statement the following documents and information filed by Applied Imaging Corp. with the Securities and Exchange Commission, or the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC on March 29, 2006.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, as filed with the SEC on May 15, 2006;

•	Our Current Report on Form 8-K as filed with the SEC on May 30, 2006; and

•	The description of our Common Stock contained in our registration statements on Form 8-A filed with the SEC on April 5, 2002, June 5, 1998, and September 16, 1996.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify our other officers, employees and other agents, to the fullest extent permitted by the General Corporation Law of the State of Delaware. Our bylaws also authorize us to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify our directors and executive officers against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred, in connection with any actual, or any threatened, proceeding if any of them may be made a party because he or she is or was one of our directors or officers. These agreements obligate us to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we must pay these amounts only if the officer or director had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

In addition, our amended and restated certificate of incorporation provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under the General Corporation Law of the State of Delaware. This provision in our amended and restated certificate of incorporation does not eliminate a director’s duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for any breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or our stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and us, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director’s responsibilities under any other laws, such as the federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

We also maintain insurance on behalf of our directors and officers against any loss arising from any claim asserted against them and expense incurred by them in any capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number		Description
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the legality of the securities being registered

10.2	(1)	1998 Incentive Stock Option Plan and form of Stock Option Agreement

10.64	(2)	2006 Employee Stock Purchase Plan

23.1		Consent of Burr Pilger & Mayer LLP, Independent Registered Public Accounting Firm

23.2		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included with opinion filed as Exhibit 5.1)

24.1		Power of Attorney (included on signature page of this registration statement)

(1)	Filed as an exhibit to the Registrant’s Report on Form S-8 filed with the Commission on June 26, 1998 and incorporated herein by reference.
(2)	Filed as an exhibit to the Registrant’s Definitive Proxy Statement filed with the Commission on April 18, 2006 and incorporated herein by reference.

Item 9. Undertakings.

(a)	We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to applicable law, our Amended and Restated Certificate of Incorporation, Bylaws, or indemnification agreements, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 6th day of June, 2006.

APPLIED IMAGING CORP.

By:	/s/ Robin Stracey
Robin Stracey
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robin Stracey and Terence Griffin, and each of them, as his attorney-in-fact, with full power of substitution in each, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robin Stracey Robin Stracey	President, Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2006

/s/ Terence Griffin Terence Griffin	Chief Financial Officer (Principal Financial and Accounting Officer)	June 6, 2006

/s/ Carl Hull Carl Hull	Director	June 6, 2006

/s/ John F. Blakemore, Jr. John F. Blakemore, Jr.	Director	June 6, 2006

/s/ Andre Marion Andre Marion	Director	June 6, 2006

/s/ G. Kirk Raab G. Kirk Raab	Director and Chairman of the Board	June 6, 2006

/s/ Pablo Valenzuela Pablo Valenzuela	Director	June 6, 2006

INDEX TO EXHIBITS

EXHIBIT INDEX

Exhibit Number		Description
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the legality of the securities being registered

10.2	(1)	1998 Incentive Stock Option Plan and form of Stock Option Agreement

10.64	(2)	2006 Employee Stock Purchase Plan

23.1		Consent of Burr Pilger & Mayer LLP, Independent Registered Public Accounting Firm

23.2		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included with opinion filed as Exhibit 5.1)

24.1		Power of Attorney (included on signature page of this registration statement)

(1)	Filed as an exhibit to the Registrant’s Report on Form S-8 filed with the Commission on June 26, 1998 and incorporated herein by reference.
(2)	Filed as an exhibit to the Registrant’s Definitive Proxy Statement filed with the Commission on April 18, 2006 and incorporated herein by reference.